Exhibit 10.13

CONSULTING AGREEMENT

This Agreement is made as of 1st day of March, 2006 by and between GlobalTel IP, Inc., a Florida corporation and  (“GTIP”) and Sudhir Kumar, a individual (“Consultant”).

1.

Services.  Consultant agrees to perform for GTIP the services listed in the Scope of Services section in Exhibit A attached hereto and made a part hereof. Such services are hereinafter referred to as the “Services.”  GTIP agrees that Consultant shall have reasonable access to GTIP’s staff and resources as necessary to perform the Services.

2.

Payment for Services.  GTIP agrees to pay Consultant for the Services in accordance with the schedule contained in Exhibit B attached hereto and made a part hereof.

3.

Invoicing.  GTIP shall pay to Consultant the amount agreed to herein within 30 days of the receipt by GTIP of the Consultant’s invoices.

4.

Confidential Information.

a.

Consultant understands that during the course of providing services to GTIP, Consultant may have access to confidential information regarding GTIP and its subsidiaries and that such access will be given in trust and confidence. As such, Consultant agrees not to disclose directly or indirectly to any unauthorized person or entity, and agrees not to make use of, without the prior written permission of GTIP, at any time during or after its retention as a consultant, knowledge that Consultant acquires or acquired either before, during, or after retention as a consultant by GTIP respecting GTIP’s confidential information, except for and on behalf of GTIP, and solely within the course and scope of retention as a consultant.

b.

The term “Confidential Information” as used herein means confidential information (whether or not reduced to writing or other medium) concerning the organization, business, or finances of GTIP including, but not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, show-how and know-how, techniques, systems, processes, engineering data, software programs, algorithms, formulae, works of authorship, customer and supplier lists and accounts, pricing and costing methods, projects, plans, proposals, and non-public financial information.

c.

Consultant hereby agrees to safeguard the Confidential Information by all reasonable steps and to abide by all of GTIP’s policies and procedures regarding storage, copying, and handling of documents. This obligation shall be in force unless and until such Confidential Information becomes generally available to the public by publication or other legal means (but not as a result of the unlawful use or publication).

d.

Consultant hereby agrees that at any time during or after retention as a consultant or during the period that Consultant, Consultant shall not make, use, or permit to be used any Company Property otherwise than for the benefit of GTIP. The term “Company Property” shall include all notes, notebooks, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, graphics, computers, test equipment, models, tools, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation, or other materials of any nature and in any form, whether written, printed, electronic, or in digital format or otherwise, relating to any matter within the scope of the business of GTIP or concerning any of its dealings or affairs and any other property of GTIP in my possession, custody, or control (whether prepared by me or others). Consultant further agrees that during or after retention as a consultant shall not use any such Company Property and shall use reasonable best efforts to prevent others from using the same.

e.

Consultant hereby acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of GTIP and immediately upon its the termination of retention as a consultant it shall deliver all Company Property then in Consultant’s possession or control, and all copies thereof, to GTIP.

f.

Notwithstanding anything herein to the contrary, Consultant may disclose Confidential Information if and to the extent that such disclosure is required by a court of law, by any governmental agency having supervisory authority over the business of GTIP, or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order Consultant to divulge, disclose, or make accessible such information. In the event Consultant is requested to disclose information as contemplated in the preceding sentence, Consultant shall, unless otherwise prohibited by law, give GTIP prompt notice of any request for disclosure in advance of Consultant making such disclosure in order to permit GTIP a reasonable opportunity to challenge such disclosure.

Staff.  Consultant is an independent contractor and neither Consultant nor Consultant’s staff is, or shall be deemed to be employed by GTIP.  Consultant reserves the right to determine the method by which the services will be performed.  who performs the services under this agreement.   GTIP shall not provide any insurance coverage of any kind for the Consultant or the Consultant’s staff.  Consultant shall take appropriate measure to insure that its staff who perform Services are competent and that they do not breach the confidentiality provisions hereof.

5.

Disputes.

a.

Any disputes that arise between the parties with respect to the performance of this contract shall be submitted to binding arbitration by the American Arbitration Association in Palm Beach County, Florida, to be determined and resolved by said association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equality in the costs of said arbitration.

b.

The final arbitration decision shall be enforceable through the courts of the state Florida or any other court having jurisdiction over the party against whom enforcement is sought.

c.

In the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this contract shall be as binding and enforceable as if this subsections a. and b. of this Section 5 were not a part hereof.

6.

Taxes.  Consultant shall be responsible for any taxes or penalties assessed by reason of any claims that Consultant or any members of its staff is an employee of GTIP, and GTIP and Consultant specifically agree that Consultant and such members are not employees of GTIP.

7.

Complete Agreement.  This agreement contains the entire agreement between the parties hereto with respect to the matters covered herein.  No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Consultant by any of its employees or agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof.

8.

Applicable Law.  This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Florida, as such laws are applied by Florida courts to agreements entered into and to be performed in Florida by and between residents of Florida.

9.

Jurisdiction.  In the even that the provisions of subsections a. and b. of Section 5 hereof are not deemed a part hereof pursuant to the provisions of subsection c. of such Section 5, the parties hereto agree that any litigation directly or indirectly relating to this Agreement must be brought before and determined by a court of competent jurisdiction in Palm Beach County, Florida  or in the Federal District Court for the Southern District of Florida and the parties hereby agree to waive any rights to object to, and hereby agree to submit to, the jurisdiction of such courts of this Agreement.

10.

Equitable Remedies. Consultant agrees that any breach of this Agreement may cause irreparable damage to GTIP and that in the event of such breach, GTIP shall have, in addition to any and all remedies of law, the right to injunction, specific performance, or other equitable relief to prevent the violation of the obligations hereunder.

11.

Scope of Agreement. In the event that any provision or portion hereof, or sentence or portion thereof of this Agreement is ultimately found to be invalid or unenforceable under any applicable statute or rule of law, then such provision or sentence or portion thereof shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof or sentence or portion thereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

12.

Notices.  Any Notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when received when personally delivered to the other party at the address of such party as set forth below, or to such other address furnished by notice given in accordance with this Section.

If to GTIP:

Chief Executive e Officer

GlobalTel IP, Inc.

7999 North Federal Highway

Suite 401

Boca Raton, FL 33487

If to Consultant:

Sudhir Kumar

5621 Pacific Boulevard

Apartment 3112

Boca Raton, FL 33433

13.

Assignment.  Neither party may assign this Agreement without the prior written consent of the other party.  Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

14.

Conflict.  In the event of a conflict in the provisions of any attachments hereto and the provisions set forth in this Agreement, the provision of such attachments shall govern.

15.

Equitable Remedies. Consultant agrees that any breach of this Agreement may cause irreparable damage to GTIP and that in the event of such breach, GTIP shall have, in addition to any and all remedies of law, the right to injunction, specific performance, or other equitable relief to prevent the violation of the obligations hereunder.

16.

Headings. The headings contained in this Agreement have been inserted for convenience and reference purposes only and shall not affect the meaning or interpretation hereof in any manner whatsoever.

17.

Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

18.

Expenses.  Each party shall bear all of its own other expenses associated with the transactions contemplated hereby.

19.

Facsimile Signatures.  Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

20.

Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” as used in this Agreement shall mean including without limitation.

In Witness Whereof, the parties hereto have signed this Agreement as of the date first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

GlobalTel IP, Inc.

Sudhir Kumar

By: /s/ Steve Williams__

By: _/s/ Sudhir Kumar___

Steve Williams

Sudhir Kumar

Chairman & CEO

Consultant

Exhibit A

Scope of Services

Consultant is to provide software code and support services for the companies current VoIP platform as well as advise and assist with development of new software programs that the company may need.

Exhibit B

Payment Schedule

In lieu of cash payment for services to be rendered consultant will receive option to purchase 150,000 shares of the companies restricted common stock at a price of $.22 per share.